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                                                                     EXHIBIT 99

FOR IMMEDIATE RELEASE

Media Contact                         Business Contact
Jerry Parrott                         Scott Horvitz
Jerry Parrott & Associates            Vice President, Finance & Administration
703-757-0950 or JParrottNY@aol.com    3-Dimensional Pharmaceuticals, Inc.
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Pager:  800-204-4337                  610-458-6043 or horvitz@3dp.com
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                  3DP ANNOUNCES AGREEMENT WITH CENTOCOR, INC.
 Centocor Acquires Worldwide Rights to Orally Active Direct Thrombin Inhibitors

Exton, PA - January 2, 2001 - 3-Dimensional Pharmaceuticals, Inc. (Nasdaq: DDDP) today announced that it has reached an agreement with Centocor, Inc., a wholly owned subsidiary of Johnson & Johnson, under which Centocor has acquired worldwide rights to 3DP's orally active direct thrombin inhibitor program, including the lead anticoagulant compound, 3DP-4815, currently in Phase I clinical development.

Under terms of the agreement, 3DP receives an upfront cash payment of $6 million from Centocor, and further payments of up to $44 million based on the achievement of certain milestones for the first compound developed and approved for marketing for any indication. 3DP will receive additional milestone payments from Centocor for subsequent indications approved for the first product, and/or if a second product is developed and approved under the agreement. In addition, 3DP will receive royalties on sales of any products marketed under the agreement. The agreement is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Thrombin is an enzyme that converts fibrinogen to fibrin, causing blood clotting. Excessive blood clotting, or thrombosis, is a significant factor in cardiovascular and related diseases. It is estimated that more than 5 million people in the United States are treated each year for thrombotic conditions associated with heart attack, stroke, unstable angina, pulmonary embolism, bypass surgery, angioplasty, atrial fibrillation and venous thrombosis associated with surgical procedures

Centocor will be responsible for development and worldwide commercialization of all compounds under the agreement. For the deep vein thrombosis indication, however, 3DP retains an option to co-develop and co-promote with Centocor in the United States. Centocor and 3DP will also collaborate on a research program to continue 3DP's effort to design and elucidate back-up and follow-on compounds to 3DP-4815.
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"3DP's compounds represent a new chemical class of orally active direct thrombin inhibitors which appear to offer promise in a number of important disease areas. 3DP-4815 has performed very well in Phase I by demonstrating good pharmacokinetic, safety and tolerability characteristics, as well as suggesting preliminary signs of efficacy," said David C. U'Prichard, Ph.D., 3DP Chief Executive Officer. "We discovered 3DP-4815, and several follow-on thrombin inhibitors, using a close integration of structure-based drug design and our proprietary DirectedDiversity(R) combinatorial chemistry technology. We look forward to working with Centocor to further develop these compounds."

Centocor, Inc. is a leading biopharmaceutical company that creates, acquires and markets cost-effective therapies that yield long-term benefits for patients and the healthcare community. Its products, developed primarily through monoclonal antibody technology, help physicians deliver innovative treatments to improve human health and restore patients' quality of life. Centocor is a wholly owned subsidiary of Johnson & Johnson, the worldwide manufacturer of healthcare products.

3-Dimensional Pharmaceuticals, Inc. (http://www.3dp.com) is a post-genomics drug
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discovery company dedicated to revolutionizing small-molecule discovery.  3DP has developed and integrated a set of proprietary technologies called DiscoverWorks(TM), which accelerates and improves the drug discovery process and capitalizes on opportunities arising from human genome sequencing. 3DP technologies can be applied to virtually any disease target, and can produce compounds suitable for drug development in a more timely and cost-effective manner and with a higher probability of success than conventional methods. 3DP is using its technologies both to assist collaborators in discovering drug candidates, and to discover and develop its own drug candidates.

Statements in this press release that are not strictly historical are "forward-looking" statements which involve a high degree of risk and uncertainty. Such statements are only predictions, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks associated with clinical trials and product development, the long and arduous process of obtaining regulatory approvals, protection and enforcement of relevant patents and proprietary rights, and development and availability of competitive products or technologies. Certain of these factors and others are more fully described in the Company's Registration
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Statement on Form S-1, as filed with the Securities and Exchange Commission.

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